EXHIBIT 99.1

Network CN Inc. Completes Private Placement

New York, October 24, 2006 (PR NEWSWIRE) – Network CN Inc. (OTC Bulletin Board: NWCN), a Chinese travel and media network company headquartered in Hong Kong, today announced the completion of a private placement of 1.3 million shares of restricted common stock at $0.85 per share. The transaction took place with a new shareholder based in Hong Kong and generated gross proceeds of approximately $1.1 million. Net proceeds from the financing will be used for general corporate purposes including initiation of activities related to the Company's proposed business in China.

The offering was made pursuant to an exemption from registration with the SEC pursuant to Regulation S. The securities have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. The Company did not grant any registration rights to the new shareholder with respect to the Shares in the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.

About Network CN Inc.
Headquartered in Hong Kong, Network CN Inc.’s vision is to build a nationwide network in China to service the needs of its customers. To achieve its vision, the Company has set out to build and run a Hotel Network, a Media Network and an e-Network. A Hotel Network has already been established. As of June 30, 2006, the Company had seventeen hotels and roughly 3,400 hotel rooms under management. In addition, the Company is actively pursuing the development of a Media Network and an e-Network via the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect," "plan," "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

CONTACT
Network CN Inc. Investor Relations, ICR, LLC: 203-682-8200